Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call —3rd Quarter 2026

October 20, 2026 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Aaron P. Diefenthaler —Chief Financial Officer

Jennifer L. Klobnak – Chief Operating Officer

Other Participants

Name	Affiliation
Michael Phillips	Oppenheimer & Co. Inc.
Hristian Getzov	Wells Fargo Securities, LLC
Mark Hughes	Truist Securities, Inc.
Sidney Schultz	Jefferies LLC
Gregory Peters	Raymond James
Meyer Shields	Keefe, Bruyette, & Woods, Inc.

RLI CORP.

Moderator: Craig Kliethermes

October 20, 2026

10:00 a.m. (CDT)

Operator: Good afternoon, and welcome to the RLI Corp. Third Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity and earnings of unconsolidated investees and related taxes are excluded from operating earnings and operating EPS to present a consistent approach and excluding all unrealized changes in value from equity investments. RLI’s management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's President & Chief Executive Officer, Mr. Craig Kliethermes. Please go ahead.

Craig Kliethermes:  Good morning, everyone, and thank you for joining us today. With me are Aaron Diefenthaler, our Chief Financial Officer, and Jen Klobnak, our Chief Operating Officer.

We are pleased with another quarter of consistent, profitable performance. We produced an 86 combined ratio, grew premium 2%, increased net investment income 13%, and grew book value 10% from year-end, inclusive of dividends and share repurchases. Those results may sound familiar. We’re okay with that. Consistency may be boring to some. At RLI, we think boring is beautiful. Behind that consistency is disciplined underwriting. Our underwriters are selective, discerning, and exacting about the risks we take and the price and terms we require. We don't need every opportunity. Across our diverse portfolio of niche specialty products, we look for the right opportunities, where our expertise in risk selection gives us an advantage.

Insurance remains a relationship business. People like doing business with people they like—and, more importantly, people and companies they trust. Our customers and distribution partners know our people are accessible, genuine, empowered to solve problems, and consistently show up. Our expertise gets us to the right answer; our service and relationships help earn us the next opportunity. Markets change. Our principles don't. We will continue to underwrite with discipline, invest in our people and relationships, and pursue profitable opportunities where our expertise makes a difference. With that, I'll turn it over to Aaron for more detail on the financials.

Aaron Diefenthaler:  Thanks, Craig, and good morning. Yesterday, we reported third quarter operating earnings of  $0.86 per share, compared with $0.82 last year. The quarter reflected solid underwriting performance,  a 13% increase in net investment income, and 2% growth in gross premiums written.  As we have noted in prior quarters, our definition of operating earnings changed in Q4 of 2025 and excludes equity in the earnings of unconsolidated investees and the related taxes. Prior-period comparisons have been appropriately recast. On a GAAP basis, third quarter net earnings totaled $0.88 per share, compared with $1.35 in the year-ago period. The year-over-year difference was primarily driven by comparable changes in the value of equity securities between periods.

Underwriting income totaled $58.8 million for the quarter, and our overall combined ratio was 86.2, compared with 85.1 last year. The loss ratio increased 1.3 points to 47.4, while the expense ratio improved modestly to 38.8. Results benefited from favorable development on prior years' loss reserves, which totaled $22.9 million in the current quarter up from $15.5 million in the third quarter of 2025. Current-year catastrophe losses were modest at approximately $4M, primarily in the Property segment. Related to catastrophe losses, I want to mention a new display in our earnings press release on page four, where we now break out catastrophe losses by segment. As we have discussed in prior quarters, the casualty segment can pick up some catastrophe activity related to package businesses. We believe the new disclosure will be helpful in determining changes in the underlying loss ratio. As discussed in the footnote, any development on prior year storms is included in the upper part of the table.

Turning to our segments’ results. Casualty again led on growth, up 4% in the quarter while posting a 99.6 combined ratio, compared with 98.2 last year. Casualty’s underwriting results benefited from $8.2 million of favorable development on prior year’s reserves, roughly in line with Q3 of 2025. Several products contributed to the release including excess casualty and commercial transportation. On a sequential basis Casualty’s underlying loss ratio was similar to the prior quarter and remains just under 67 on a year-to-date basis.

Property continued to generate very strong underwriting results. Gross premiums were down approximately 1% while the segment produced just over $50 million of underwriting income on a 60.1 combined ratio, equivalent to last year. Property benefited from $10.4 million of favorable prior year reserve development, inclusive of $4 million from prior year storms. During the quarter, Property’s current year catastrophe losses totaled $3.9 million, about half of which represented activity in Hawaii.

Surety also had a good quarter, with gross premiums up approximately 1% on a 79.8 combined ratio, compared with 85 last year. The segment benefited from $4.3 million of favorable prior year reserve development and lower loss activity. Underwriting income for Surety increased to $7.3 million from $5.6 million in the prior year quarter.  As usual, Jen will offer more detail on product level performance and market conditions.

Turning to cash and investments, operating cash flow was $195 million in the quarter, up 9% from last year and providing meaningful support to portfolio activity. New purchases were largely concentrated in investment grade fixed income with average yields of 5.5%, which is nearly 100 basis points above our book yield. As mentioned, net investment income increased 13% to $46.7 million and remains an important contributor to operating results. On a mark-to-market basis, rising yields, lower bond prices and a modest offset from equities resulted in a negative 2.0% total return for the quarter.  The movement in fixed income prices also affected comprehensive earnings. We recorded a comprehensive loss of $36.8 million, or 40 cents per share for the quarter, compared with comprehensive earnings of $152 million, or $1.65 per share, last year.

From a capital management perspective, during the quarter we paid our regular quarterly dividend of $0.18 per share while repurchasing just under 104,000 shares at an average price of $60.51. At September 30, approximately $232 million remained available under our share repurchase authorization. Adjusting for dividends and share repurchases, book value increased 10% from year-end 2025.

Putting it all together, through the first nine months of 2026 we generated $176 million of underwriting income on an 85.9 combined ratio, net investment income increased 15%, and operating earnings were $2.52 per share, very consistent with the prior year. We are pleased with our third quarter performance and the balance of underwriting profitability, investment income and capital strength. And with that, I'll turn the call over to Jen for more detail.

Jen Klobnak:  Thank Aaron. I’ll jump right into a segment update. Property premium was down 1% in the quarter on a 60 combined ratio. Marine is a highlight within our portfolio, delivering 11% premium growth in the quarter along with a meaningful contribution to underwriting profit. While the Marine market remains competitive, with rate change essentially flat for both the quarter and year, the team continues to proactively work with our producers and are known as problem solvers. Our partnership approach helped drive double-digit growth in submissions, providing us with plenty of opportunities so we can be selective in writing profitable business.

E&S Property continues to navigate a highly competitive environment, with premium down 17% for the quarter as additional capacity enters the market and standard carriers and retailers reclaim business that had previously flowed through wholesalers. However, new business submission activity remains strong and increased again during the quarter, providing us with plenty of opportunities to target profitable business. Renewal pricing declined double digits on accounts experiencing their second renewal in this softening market cycle, and retention remains slightly below historical levels. We continue to prioritize underwriting discipline over premium retention and are comfortable allowing business to move when pricing does not meet our return targets. The business we are binding is at rates we believe are adequate.

Hawaii Homeowners delivered solid, rate-driven growth, with premium increasing 9% for the quarter and rates up 13%. Policy count was modestly lower, reflecting a book roll completed earlier this year, with renewal retention slightly below historical levels. Storm activity remained elevated during the quarter and our local claims team responded to our insureds following these events; however, the associated financial impact to RLI was immaterial.

We continue to look for new opportunities for profitable growth across our insurance portfolio. Over the past several years, we’ve planted a number of seeds including hiring underwriting talent, expanding into complementary products that leverage our existing underwriting expertise, and more recently, developing strategic distribution partnerships that bring new capabilities to bear. This quarter, one of those investments began to meaningfully contribute to our top line. Our partnership with Steadily, which specializes in landlord insurance, generated $9 million of premium and helped offset some of the premium decline in parts of our property segment. We are pleased with the early results and remain disciplined in how we manage the partnership. Our teams are closely aligned on underwriting and claims, and we actively monitor production through regular reporting, ongoing communication, and onsite visits with the same rigor as all RLI products. This is a good example of how we maintain underwriting discipline while finding new opportunities to add to our diverse portfolio.

Surety delivered another strong quarter, with a 79.8 combined ratio and premium growth of 1%. Competition has increased, particularly in the small to middle market, where some competitors are reducing underwriting requirements. Contract and Commercial Surety premium was modestly lower, reflecting slower construction starts in government and renewable energy projects. Transactional Surety was a bright spot, with increased opportunities in public official bonds during this election year. Our team is actively marketing our capabilities and focusing on growing producer relationships, while maintaining the underwriting discipline and oversight that continue to drive strong results.

Casualty premium increased 4% on a 99.6 combined ratio. Personal Umbrella delivered strong premium growth of 22% for the quarter, with rates increasing 8%. As forecast last quarter, the pace of rate increases moderated as several previously approved rate actions have now earned through the book. Our next approved rate filing is effective January 1, and we expect rate increases to return to double-digit levels during 2027. In addition to rate, we continue to focus on improving the underlying risk profile of the book. We are closely monitoring new business characteristics and sharing those insights with our producer partners to reinforce our risk appetite and shape the growth. We are encouraged by the progress we are seeing, particularly in geographic mix and driver characteristics. Combined with the meaningful rate increases implemented over the past three years, we believe these improvements position the Personal Umbrella book well for more profitable growth.

E&S Casualty, which includes both general and excess liability coverage, has seen an increase in competition, particularly in the Northeast. Premium declined 10% in the quarter, reflecting pressure from new entrants on both renewal retention and new business. Despite the evolving market conditions, underlying activity remains encouraging. Submissions increased double digits, supported by continued engagement with our producer partners and a strong focus on maintaining those relationships. While new capacity from MGAs and standard carriers has modestly impacted retention, we remain disciplined in our underwriting and focused on achieving adequate rate for the coverages we provide. We have a strong pipeline of quoted project business and saw increased bind activity on excess liability business at the end of the quarter. We hope this encouraging activity signals improving momentum.

Transportation delivered a profitable quarter, including recognizing favorable reserve development. As competition increased late in the quarter, we remained focused on underwriting discipline and maintaining an underwriting profit. Premium declined 9% for the quarter, while rates increased 12%. We proactively nonrenewed select accounts that did not meet our profit expectations or failed to address loss control recommendations. We also saw increased competition from both established markets and re-emerging MGAs, which contributed to renewal retention declining almost 10 points. Insureds continue to seek rate relief and are increasingly shopping, which has contributed to higher new business submission activity and provides additional opportunities to selectively add attractive accounts. We remain disciplined and well positioned to capitalize on opportunities where we believe the insured invests in safety practices, and we can obtain adequate premium for the risk.

The theme for 2026 has been maintaining discipline in an evolving environment. We have the benefit of a diverse product portfolio, where in some sectors, competitors are hungry for growth and aggressively cutting rates and expanding terms and conditions to write premium. We do not enforce top-line budgets with our underwriters, and they are empowered to pull back when market conditions do not support our profitability objectives. At the same time, the market continues to provide opportunities in other sectors. Our talented teams stay close to our customers to recognize where those opportunities exist. In an overall softening market, the team was able to grow premium +2% in the quarter and produce an 86 combined ratio. That is an outstanding result! With three quarters of underwriting profit on the books, we are well positioned for a strong finish to 2026.  And now I’ll turn the call back to the moderator to open it up for questions.

Operator: [Operator instructions]. Your first question comes from Michael Phillips with Oppenheimer.

Michael Phillips: I wanted to first ask on personal umbrella. You've mentioned some rate actions and now it's going to moderate then pick back up, Jen, you said in 2027. You've done a lot of stuff there, though, with rates recently and then, of course, higher underlying attachment points. I guess my question would be, are you seeing those benefits in that business's current year loss ratios? Or are they holding steady because those benefits are maybe being offset by higher severity there?

Jennifer Klobnak: Yes. Thank you, Michael. I'd say it is early days. We have taken a lot of action. If you look at cumulatively over the last 3 years, rates overall on the book are up about 50%. In addition to that, we've changed a lot in regard to working with our producers to make sure that the business we're getting on the books meets our appetite and the risk profile we're looking for. So, all that has been good action. We are seeing positive signs in the current accident year as well as in the prior accident year 2025. We are very hesitant to recognize those good signs yet. And so, we are holding up our loss ratio picks in those accident years for now until we have a little longer period of time to make sure that all of those actions are truly resulting in a positive impact.

Michael Phillips: Okay. Could you give a little more detail on your relationship with Steadily that you mentioned? Who's doing the underwriting there? How much risk will you guys retain? Is that more of a distribution play? Just any details there?

Jennifer Klobnak: Sure. So, as we look at these unique relationships, we see a lot, as you can imagine, a lot of MGAs want to have our paper. We say no to over 99% of them. But occasionally, there's a diamond in the rough. And so, in this case, Steadily really impressed us with regard to the focus, the laser focus that they have as a company. We see them as running essentially like a branch office of RLI. We have a strong cultural fit. We have an input into coverage, and we vetted the claims that they do, which they do in-house. And we also have a lot of interaction with the team. We're actually doing a visit next week. But -- so there is constant interaction in terms of reporting and understanding what's going on in the book of business. So, the other thing is they don't have a top line focus in terms of -- we don't have a target for them. We really don't feel strongly about how much business they write. We just want to have business that we expect to be on the books, and then we want the losses to come in as expected as well. And that has happened so far, even though it's early days, but that's the nature of that relationship.

Michael Phillips: Okay. And you haven't said how much kind of a top line that could be over the next year, right?

Jennifer Klobnak: We really don't forecast that because, again, we don't have strong feelings about having them produce a certain amount.

Operator: Your next question comes from Hristian Getsov with Wells Fargo.

Hristian Getsov: My first question is on the property underlying loss ratio. The ratio was flat year-over-year, which was surprising given the 400 bps of deterioration we saw in the first half. Is there anything one-off that we should be aware of or any change in loss trend assumptions as we kind of think about the trajectory going forward?

Aaron Diefenthaler: No. Hristian, this is Aaron. It -- there's nothing in the current quarter that's one-off necessarily. I would point to the first half of the year as just having some higher attritional loss activity across the portfolio, and we mentioned that in the prior call.

Hristian Getsov: Got it. And then for my second question, with the increased adoption of personal AI agents by consumers, have you seen any change in shopping any parts of your business, particularly focusing on like the personal umbrella product where agentic AI can help consumers refine their coverages or shop around more easily? And any changes you're thinking about your distribution strategy?

Jennifer Klobnak: Good question. We have not seen any changes at this point in time. We have a very diverse group of producers on personal umbrella, ranging from large personal lines carriers all the way to independent agents in your local town. And so, I think a lot of that agentic AI capabilities are really focused on the home and auto so far. And so, as that evolves, we're obviously monitoring that, but we haven't seen it impact our personal umbrella book as of yet.

Operator: Your next question comes from the line of Meyer Shields with Keefe, Bruyette, & Woods.

Meyer Shields: Two really brief questions. First, with regard to the MGA relationship, should we think of that as having an expected impact on, I guess, acquisition expenses or the expense ratio?

Jennifer Klobnak: Yes, Meyer, you're correct in that commissions are a little bit higher when you work with a distribution partner like that, and they do have a profit commission component. So that will self-regulate depending on the results of the business. But yes, a couple of points higher, I would say.

Meyer Shields: Okay. A couple of points on that book, not that the overall impact of a couple of points?

Jennifer Klobnak: No, just -- yes, just on that particular book, you're right.

Meyer Shields: Okay. Sorry, I just want to make sure I understood it. I was hoping for an update on management liability. I was hearing some signs out there that it might be turning, but I'm wondering what you're seeing.

Jennifer Klobnak: Yes, Meyer, I think that management liability market has stabilized. I'm going to use that word. It appears that our rate change, for example, is fairly flat for the year. And -- well, actually for the quarter, it's flat. It's down just 1% for the year. But we're seeing, I'll say, some discipline in that market in terms of people understanding that, that risk continues to evolve. You think about the artificial intelligence components and things, there's a need to have a floor on that pricing. And so, I think the market has come to terms with flat is reasonable and then you have to look at individual risk to determine someone needs a rate increase or someone deserves a rate decrease. But overall, it's definitely a flat market at this point.

Meyer Shields: Okay. Perfect. And I also wanted to thank you for the additional disclosure and we’ll talk soon.

Operator: Your next question comes from the line of C. Gregory Peters with Raymond James.

Greg Peters: I wanted to just pivot back to the excess casualty. I think you had some favorable development there that you talked about. And I think you previously just described that book as primarily construction related. Can you talk about the years where you're getting the development? And then just talk about how you think about the competitive pressures in that market right now?

Aaron Diefenthaler: Greg, it's Aaron. That tends to be a longer tail business for us. So primarily accident years '20 and '21, driving some of that favorable result.

Jennifer Klobnak: Yes. And this is Jen. As you think about the competitive environment, I would say the competition has picked up in the excess liability space. I'd say last year, there was less competition. People were pulling back or providing less limit. And this year, it seems like people are, again, looking for premium. And so particularly in the Northeast region, we've seen more competition from both MGAs as well as standard markets coming in, making accommodations on larger accounts, taking advantage of offering the auto to package the liability with that. And so, there is more competition this year. Again, we're kind of, as Craig mentioned, boring. We have a stable appetite. We are consistent for our producers and our insureds. So, the market knows what we offer. They know that we will be there. We wait for these other markets to have issues and pull back. And then again, we'll have more opportunity. This year just happens to be a little bit more crowded marketplace.

Greg Peters: Got it. My follow-up question is, and I realize it's early days, but it feels like there's going to be another positive step change in reinsurance costs for you guys’ next year. Just curious how you're -- if you've had any early read on how you think reinsurance is going to play out for you guys for the '27 year?

Jennifer Klobnak: You're right. It is early days. We've had a few of our reinsurance trips happen already. So, we're definitely in the market talking to our partners in that space. And as is well publicized, it's a buyer's market. So, we expect to get some positive terms and conditions as we renew, but we have a couple more conferences and things to attend and a lot of negotiation yet to happen. So -- but I do expect a positive result for RLI for 1/1.

Operator: Your next question comes from the line of Andrew Andersen with Jefferies.

Sid Schultz: This is Sid on for Andrew. First, it looks like the year-over-year deterioration in the casualty underlying loss ratio accelerated this quarter. Can you just unpack how much of that was pricing and mix versus if there was any change in your underlying view of loss trends?

Aaron Diefenthaler: Yes. Sid, this is Aaron. I would say I would put the current underlying loss ratio for Casualty kind of in line with the prior 2 quarters. So, on a sequential basis, we're very much in line. And I would set aside the prior year quarter where we had a little bit of action on the current accident year that helped that quarter. So, I would just say we're fairly stable from an underlying standpoint when you look at the sequential trajectory.

Sid Schultz: Okay. And then maybe pivoting to Surety. I think growth turned positive this quarter, but you also mentioned some increased competition. So just curious if you can give us an update on what the pipeline looks like there and if you're seeing any signs of increased activity that could sustain positive growth?

Jennifer Klobnak: Yes. So, surety, the market is crowded. There's a lot of competition. I would say in the construction part of the book, there's a lot of talk of construction in the United States regarding the data centers. That's where a lot of the focus is, and there are a lot of large contractors in that space. And for that reason, we're not a big market for that space because we tend to target small to middle-market-sized contractors. So, this year is kind of a headwind a bit in that other construction projects aren't as active as, I'll say, the data center part of the world. On the commercial and transactional side, we've had several years of growth. And so, this year might be a bit of a reset. We have some headwinds coming. Last year, we took some opportunities from -- in the last couple of years from investments in renewable energy projects, things of that nature. And this year, that has slowed given the change to tax advantage and things of that nature. So – and then you have to balance that with the interest rates, which at first, I thought that was holding up some construction, but I think some people in different regions are tired of waiting for lower interest rates, so they're just starting projects. So, it's kind of a mixed bag. You can't kind of do a broad brush. I know there are also a couple of industry losses in surety, and we're hoping that that brings a little discipline to the market. But what we've seen is some competitors are so hungry for surety premium that they're asking almost no questions and not requiring indemnity, which is unusual in the surety space and typically results eventually in some loss activity. So, we are remaining disciplined and continuing our underwriting practices as we have and hoping that, again, opportunity will knock down the road. But we have seen some bright spots this year so far, and we hope that we can continue. We're getting out and marketing often and trying to stay in front of people and asking for their business, which as simple as that sounds, tends to result in some positive opportunities.

Operator: Your next question comes from the line of Mark Hughes with Truist Securities.

Mark Hughes: You had mentioned in the excess liability that I think your binding rate was a little bit better at quarter end. And you thought maybe that was a potential green shoot, if I heard you correctly. Do you think that was your initiatives, kind of your relationships? Or do you think there's anything more broadly that is influencing that?

Jennifer Klobnak: Well, it's hard to tell as we meet with our broker partners, which -- WSIA was a big conference last week. We got to touch base with a lot of our producer partners. The first half of the year was a bit slower for us and for them, and we were all banking on construction picking up. We're all still kind of waiting. And so, we're hoping that, that is a sign, but it's a little too early to tell. Again, it's kind of specific by region. So, we're seeing strong business in the West and in the middle of the country, it's just really the East Coast that has been a bit slower. And so here, we saw a couple more binders at the end of the quarter. We're hoping that that will continue. But it's hard to -- I mean, I'm hoping that's a trend, but it's hard to call it that yet.

Mark Hughes: Okay. In the marine, you had a nice acceleration top line. Any individual markets, kind of end markets or geographies where you saw more strength?

Jennifer Klobnak: We have a great group of underwriters who are planted across the country. And that's really helping us just take advantage wherever there is some opportunity because a lot of marine is based on the construction industry as well. So wherever in the U.S. there is opportunity, we tend to find it because we do have people locally who are working with producers closely. So, I'd say it's really broad.
We did start up a smaller product a couple of years ago, auto physical damage in that space. We've seen some good growth there, but there's nothing too specific to point to. I think it's just our team doing a great job.

Mark Hughes: Yes. If I might squeeze one more in. The E&S property down 17%. You talked about more capacity coming into the market. How much more downside do we have here? How is the pricing when you think about relative to earlier cycles? What are the signposts that the worst could be behind us or not?

Jennifer Klobnak: Yes. I would say we're still in a softening market. It's not a soft market. We can still get -- we can bind business at rates and terms that we're comfortable with and getting a double-digit return on. So, we think the market is still very attractive. Our rates are approximately around 2022 rates, which are up from prior years. So, there's still room to go. And I think with Isaias not being a very big event, I think the market will continue to soften. Again, new MGAs and people coming to the table. So, we still have a ways to go. We like that business. We're going to keep writing it, and we're going to try to stay as disciplined as possible as others try to attack different terms and conditions. But it's still a very attractive market. And so, I know it's disappointing because it's not what it used to be, but it's still got a lot of good business out there that we hope to be able to obtain.

Operator: Your next question comes from the line of Michael Phillips with Oppenheimer.

Michael Phillips: I want to follow up one more time. Jen, on your comments on transportation, I think you said late in the quarter, you saw increased competition there from emerging players and some new MGAs, I think you said. Was that just more random fluctuations there? Or anything more fundamental you think is happening?

Jennifer Klobnak: I think people are coming back to that market. This is just me thinking about it. But towards the end of the quarter, we -- and into this quarter, we're just seeing a lot more competition, people going after these large accounts. There's a lot of large accounts in the business given the consolidation that has occurred. And so, when you're looking at an account with a $2 million premium, for example, there are people starting to want that just to help their top line. So, I think it is a reemerging more competitive dynamic that we're going to have to deal with, which is a little bit nonsensical given the severity and all the issues we've had in commercial transportation business. But again, we're going to really lean into risk selection and pick the accounts that we think are, again, dedicated to loss control and are priced appropriately for the risk that happen because there are accidents that happen every day. So, you have to be disciplined around charging to cover those losses.

Operator: Your next question comes from the line of Hristian Getsov with Wells Fargo.

Hristian Getsov: One more for me. Last time, Jen, I think you talked about increasing some of the limit sizes. I think it was a comment around property to defend some of your renewals. Can you maybe kind of frame how successful has that been? Or is it people kind of still kind of undercutting by a decent margin where the limit size doesn't matter as much?

Jennifer Klobnak: It has been successful in that we've been able to retain business. But you look at some of the announcements of these new MGAs and people coming out to provide capacity, they have big limits they're providing, limits that are larger than what we provide. So, we have to stretch in ways that make sense for us. And one of those has been, again, increasing limits given inflation by itself has increased the value of these locations. So, it has helped. But again, there's a lot going on in that market in terms of competition that is -- are things that we just have to fight against. And so, it's a constant evaluation of what's changing in the market and what we can do to continue to retain the accounts that we love and try to win new business.

Operator:  If there are no further questions,  I will now turn the conference over to Mr. Craig Kliethermes for closing remarks.

Craig Kliethermes: Thanks, Aaron and Jen, and thank you all for your questions today.  Our objective is pretty simple: produce consistent underwriting profits, protect our financial strength, serve our customers and distribution partners exceptionally well, and get a little better every day. That doesn't mean taking the least risk. It means taking the right risks—selected by experienced underwriters who know their markets deeply and have the discipline to say yes when the opportunity is right—and “no thank you” when it isn't. Our diverse portfolio gives us plenty of places to look for those opportunities. And our people, relationships, and service give us an advantage when we find them. There will always be something newer, faster, or more exciting in this business. We're comfortable adapting to things that make sense and that improve our value proposition, while remaining true to who we are. We like our position, and we're optimistic about what's ahead. Being different, still works! Thank you for your continued confidence in RLI. We look forward to speaking with you again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #